United States securities and exchange commission logo





                     June 21, 2023

       Jorge d Pablo
       Chief Executive Officer
       Enphys Acquisition Corp.
       216 East 45th Street
       13th Floor
       New York, NY 10017

                                                        Re: Enphys Acquisition
Corp.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed April 13,
2023
                                                            File No. 001-40879

       Dear Jorge d Pablo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation